Centennial Resource Development Announces Third Quarter 2020 Results and Lowers Full-Year Cost Guidance

DENVER, November 2, 2020 (GLOBE NEWSWIRE) – Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced third quarter 2020 financial and operational results and updated 2020 operational targets.
Recent Financial and Operational Highlights
•Generated free cash flow during the quarter
•Reduced LOE per unit costs for the fourth consecutive quarter
•Lowered well cost targets and full-year unit cost guidance
•Increased full-year oil and total company production guidance
•Borrowing base reaffirmed at $700 million and repaid $15 million of credit facility borrowings
•Increased liquidity compared to the prior quarter
•Resumed drilling and completions activity with solid results
•Expect to be free cash flow positive in the fourth quarter at current strip pricing
Financial Results
For the third quarter 2020, Centennial reported a net loss of $51.5 million, or $0.19 per diluted share, compared to a net loss of $3.6 million, or $0.01 per diluted share, in the prior year period. Centennial’s continued focus on cost reductions resulted in an improvement in several unit cost metrics. As a result of its lower cost structure, the Company generated net cash from operating activities of $45.7 million and free cash flow1 of $10.5 million in the third quarter.
Total equivalent production during the third quarter 2020 averaged 68,934 barrels of oil equivalent per day (“Boe/d”) compared to 76,312 Boe/d in the prior year period. Average daily crude oil production for the quarter was 35,292 barrels of oil per day (“Bbls/d”) compared to 42,079 Bbls/d in the prior year period.
NGL volumes increased 21% to 14,885 Bbls/d compared to the second quarter 2020. The increase compared to the prior quarter was largely attributable to the Company’s primary gas processor shifting to ethane recovery during the quarter, in addition to higher gas capture rates.
“Centennial delivered a solid third quarter driven by lower operating expenses and well costs. Additionally, we increased our liquidity position organically by utilizing free cash flow to pay down debt,” said Sean R. Smith, Chief Executive Officer. “Underpinned by a significantly lower cost structure, we now expect to be free cash flow positive for the second half of 2020, assuming strip pricing and inclusive of our hedges.”
Third Quarter Operational Results
During the quarter, Centennial resumed operational activity adding one drilling rig, while achieving lower well costs. Additionally, the Company continued its successful implementation of various field-level initiatives to lower lease operating expenses (“LOE”). In July, Centennial completed the second phase of its electric substation in

Reeves County, Texas, enabling it to convert more well-sites from generator power to the electrical grid, significantly reducing field emissions and equipment rental costs. Upon the pending completion of phase three, Centennial expects to reduce the number of generators from 125 in the third quarter 2019 to approximately 10 at year-end 2020. Centennial also continued its transition from electric submersible pumps to more reliable and lower cost gas lift, converting fifteen units during the quarter. As a result of these ongoing initiatives, third quarter LOE per unit decreased seven percent compared to the prior quarter.
“Our recent field-level projects have positively impacted Centennial’s economics in a number of ways. The electrification of the field and the transition to gas lift have dramatically lowered equipment rental costs, provided our well-sites with a more consistent power source and reduced the amount of workovers,” said Smith. “Combined, these programs have improved cash flow by reducing LOE costs by 36% over the past year, in addition to providing a more stable production base with lower downtime.”
Also during the quarter, Centennial completed five previously drilled but uncompleted (“DUC”) wells in Lea County, New Mexico targeting the Third Bone Spring Sand interval. The two-well Pac-Man pad (89% WI) was drilled with approximate 10,100-foot laterals and achieved an average initial 30-day production rate of 2,132 Boe/d (82% oil) per well, producing over 164,000 cumulative barrels of oil during its first sixty days online. Drilled with an average lateral length of 7,300 feet, the two-well Donkey Kong pad (100% WI) achieved an average initial 30-day production rate of 1,715 Boe/d (82% oil) per well and averaged 192 Bbls/d of oil per 1,000 foot of lateral per well. The Chimichangas well (50% WI) was completed with an approximate 9,900-foot lateral and reported an initial 30-day average production rate of 1,736 Boe/d (82% oil).
“These wells highlight the quality of our asset base with strong 30-day initial production rates, as well as 60-day initial production rates exceeding 1,200 barrels of oil per day on average,” Smith said. “Importantly, we were able to deliver these wells for an average cost of $858 per lateral foot. These results, combined with recent efficiencies and structural cost reductions, provide us with the confidence to further reduce our target well cost by 11% to approximately $800 per lateral foot.”
Total capital expenditures incurred for the quarter were $21.5 million, of which drilling and completion (“D&C”) capital expenditures totaled $19.7 million. Centennial’s facilities, infrastructure and other totaled $1.5 million, which was down significantly from prior quarters. The remaining $0.3 million was spent on land during the quarter.
Updated 2020 Operational Plans and Targets
Centennial recommenced drilling activity during the quarter and plans to continue operating a one-rig program for the remainder of the year. Based on recent operational performance, Centennial increased its 2020 oil production target by one percent to 36,000 Bbls/d and total company production target by two percent to 67,000 Boe/d. The Company also slightly reduced its full-year capital expenditure budget, as a result of lower facilities and infrastructure capital. Due to recent cost reduction initiatives, Centennial lowered its full-year 2020 guidance range for LOE per unit, in addition to G&A, DD&A, and severance & ad valorem taxes. Furthermore, the Company adjusted its estimates for operated wells spud and completed during the full-year.
“Based on enhanced operating margins and structural well cost improvements, we expect to generate incremental free cash flow in the fourth quarter, assuming strip pricing,” Smith said.
(For a detailed table summarizing Centennial’s updated 2020 operational and financial guidance, please see the Appendix of this press release.)

Capital Structure and Liquidity
As previously announced, the Company’s $700.0 million borrowing base was reaffirmed by its bank group. During the quarter, the Company used a portion of its operating cash flow to pay down $15.0 million in borrowings under its credit facility. As of September 30, 2020, Centennial had approximately $5.2 million in cash on hand and $355.0 million of borrowings outstanding under its revolving credit facility. As a result, Centennial’s pro forma total liquidity position increased by $16.9 million compared to the prior quarter to $314.1 million, based on its $700.0 million borrowing base, the availability blocker of $31.8 million and $4.3 million in current letters of credit outstanding, plus cash on hand. The Company’s current letters of credit represent a $4.5 million reduction compared to $8.8 million outstanding, as of September 30, 2020.
Hedge Position
For the fourth quarter of 2020, Centennial has 16,000 Bbls/d of oil hedged, consisting of approximately 80% fixed price swaps, at a weighted average floor price of $38.97 per barrel WTI . Centennial recently entered into additional oil and natural gas hedges primarily for 2021 in order to further protect against potential volatility in commodity prices. For 2021, the Company currently has 5,718 Bbls/d of oil hedged at weighted average fixed prices of $42.59 per barrel WTI and $47.79 per barrel Brent. In addition, Centennial has certain crude oil basis swaps and natural gas hedges in place for the remainder of 2020 and in 2021. Subject to market conditions, the Company expects to implement additional oil and natural gas hedges for 2021 over time. (For a summary table of Centennial’s derivative contracts as of October 31, 2020, please see the Appendix to this press release.)
Quarterly Report on Form 10-Q
Centennial’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on November 3, 2020.
Conference Call and Webcast
Centennial will host an investor conference call on Tuesday, November 3, 2020 at 8:00 a.m. Mountain (10:00 a.m. Eastern) to discuss third quarter 2020 operating and financial results. Interested parties may join the webcast by visiting Centennial’s website at www.cdevinc.com and clicking on the webcast link or by dialing (800) 789-3525, or (442) 268-1041 for international calls, (Conference ID: 3692456) at least 15 minutes prior to the start of the call. A replay of the call will be available on Centennial’s website or by phone at (855) 859-2056 (Conference ID: 3692456) for a 14-day period following the call.
About Centennial Resource Development, Inc.
Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal”, “plan”, “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil;
•the effects of excess supply of oil and natural gas resulting from reduced demand caused by the COVID-19 pandemic and the actions taken in response by certain oil and natural gas producing countries;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;
•our financial strategy, liquidity and capital required for our development program;
•our realized oil, natural gas and NGL prices;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our hedging strategy and results;
•our competition and government regulations;
•our ability to obtain permits and governmental approvals;
•our pending legal or environmental matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing our properties;
•our anticipated rate of return;
•general economic conditions;
•credit markets;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our Annual Report on Form 10-K for the year ended December 31, 2019, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described in our filings with the SEC.

Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any oil and gas reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Free Cash Flow is a non-GAAP financial measure. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and calculations.
Contact:
Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com
SOURCE Centennial Resource Development, Inc.

Details of our updated 2020 operational and financial guidance are presented below:

	2020 FY Guidance (Prior)			2020 FY Guidance (Updated)
Net average daily production (Boe/d)	64,000	—	68,000	66,000	—	68,000
Oil net average daily production (Bbls/d)	34,500	—	36,500	35,500	—	36,500

Production costs
Lease operating expenses ($/Boe)	$4.60	—	$5.00	$4.25	—	$4.50
Gathering, processing and transportation expenses ($/Boe)	$2.80	—	$3.10	$2.90	—	$3.00
Depreciation, depletion, and amortization ($/Boe)	$14.50	—	$16.50	$14.50	—	$15.50
Cash general and administrative ($/Boe)	$1.95	—	$2.15	$1.95	—	$2.10
Non-cash stock-based compensation ($/Boe)	$0.80	—	$1.00	$0.80	—	$0.90
Severance and ad valorem taxes (% of revenue)	7.0%	—	9.0%	6.0%	—	8.0%

Capital expenditure program ($MM)	$240	—	$270	$240	—	$265
Drilling and completion capital expenditure	$200	—	$220	$200	—	$220
Facilities, infrastructure and land	$40	—	$50	$40	—	$45

Operated drilling program
Wells spud (gross)	17	—	23	21	—	24
Wells completed (gross)	30	—	33	31	—	33
Average working interest	~90%			~90%
Average lateral length (Feet)	~7,500			~7,500

Centennial Resource Development, Inc.
Operating Highlights

	Three Months Ended September 30,		Nine Months Ended September 30, 2020
	2020	2019	2020	2019
Net revenues (in thousands):
Oil sales	$119,966	$200,196	$363,571	$590,055
Natural gas sales	11,907	11,070	29,052	31,655
NGL sales	17,228	17,864	39,756	66,228
Oil and gas sales	$149,101	$229,130	$432,379	$687,938

Average sales prices:
Oil (per Bbl)	$36.95	$51.71	$34.86	$51.58
Effect of derivative settlements on average price (per Bbl)	(9.82)	(3.00)	(3.58)	(1.15)
Oil net of hedging (per Bbl)	$27.13	$48.71	$31.28	$50.43

Average NYMEX price for oil (per Bbl)	$40.93	$56.45	$38.37	$57.05
Oil differential from NYMEX	(3.98)	(4.74)	(3.51)	(5.47)

Natural gas (per Mcf)	$1.15	$0.96	$0.93	$1.04
Effect of derivative settlements on average price (per Mcf)	(0.25)	0.30	(0.13)	0.36
Natural gas net of hedging (per Mcf)	$0.90	$1.26	$0.80	$1.40

Average NYMEX price for natural gas (per Mcf)	$1.95	$2.33	$1.82	$2.57
Natural gas differential from NYMEX	(0.80)	(1.37)	(0.89)	(1.53)

NGL (per Bbl)	$12.58	$14.47	$11.50	$16.88

Net production:
Oil (MBbls)	3,247	3,872	10,429	11,440
Natural gas (MMcf)	10,354	11,491	31,209	30,409
NGL (MBbls)	1,370	1,234	3,458	3,923
Total (MBoe)(1)	6,342	7,021	19,088	20,431

Average daily net production:
Oil (Bbls/d)	35,292	42,079	38,061	41,903
Natural gas (Mcf/d)	112,545	124,896	113,900	111,388
NGL (Bbls/d)	14,885	13,417	12,619	14,371
Total (Boe/d)(1)	68,934	76,312	69,664	74,839
_______________
(1)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Centennial Resource Development, Inc.
Operating Expenses

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating costs (in thousands):
Lease operating expenses	$24,543	$42,330	$83,021	$107,077
Severance and ad valorem taxes	7,839	12,213	30,108	45,519
Gathering, processing and transportation expenses	19,130	20,853	53,353	52,120
Operating costs per Boe:
Lease operating expenses	$3.87	$6.03	$4.35	$5.24
Severance and ad valorem taxes	1.24	1.74	1.58	2.23
Gathering, processing and transportation expenses	3.02	2.97	2.80	2.55

Centennial Resource Development, Inc.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues
Oil and gas sales	$149,101	$229,130	$432,379	$687,938
Operating expenses
Lease operating expenses	24,543	42,330	83,021	107,077
Severance and ad valorem taxes	7,839	12,213	30,108	45,519
Gathering, processing and transportation expenses	19,130	20,853	53,353	52,120
Depreciation, depletion and amortization	89,444	112,720	283,722	321,392
Impairment and abandonment expense	19,904	6,745	650,629	42,427
Exploration and other expenses	2,670	2,869	10,730	9,246
General and administrative expenses	17,582	20,036	54,446	56,589
Total operating expenses	181,112	217,766	1,166,009	634,370
Net gain (loss) on sale of long-lived assets	145	(22)	388	(15)
Income (loss) from operations	(31,866)	11,342	(733,242)	53,553

Other income (expense)
Interest expense	(17,718)	(15,246)	(51,510)	(39,843)
Gain on exchange of debt	—	—	143,443	—
Net gain (loss) on derivative instruments	(1,968)	1,522	(40,330)	(2,221)
Other income (expense)	23	62	(29)	321
Total other income (expense)	(19,663)	(13,662)	51,574	(41,743)

Income (loss) before income taxes	(51,529)	(2,320)	(681,668)	11,810
Income tax (expense) benefit	—	(1,393)	85,124	(5,058)
Net income (loss)	(51,529)	(3,713)	(596,544)	6,752
Less: Net (income) loss attributable to noncontrolling interest	—	128	2,362	(572)
Net income (loss) attributable to Class A Common Stock	$(51,529)	$(3,585)	$(594,182)	$6,180

Income (loss) per share of Class A Common Stock:
Basic	$(0.19)	$(0.01)	$(2.14)	$0.02
Diluted	$(0.19)	$(0.01)	$(2.14)	$0.02

Centennial Resource Development, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$5,177	$10,223
Accounts receivable, net	51,352	101,912
Prepaid and other current assets	7,980	7,994
Total current assets	64,509	120,129
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	1,282,833	1,470,903
Proved properties	4,319,617	3,962,175
Accumulated depreciation, depletion and amortization	(1,804,014)	(931,737)
Total oil and natural gas properties, net	3,798,436	4,501,341
Other property and equipment, net	13,319	14,612
Total property and equipment, net	3,811,755	4,515,953
Noncurrent assets
Operating lease right-of-use assets	4,025	11,841
Other noncurrent assets	42,747	40,365
TOTAL ASSETS	$3,923,036	$4,688,288

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$116,377	$244,309
Operating lease liabilities	3,415	9,232
Other current liabilities	913	925
Total current liabilities	120,705	254,466
Noncurrent liabilities
Long-term debt, net	1,092,241	1,057,389
Asset retirement obligations	18,125	16,874
Deferred income taxes	2,589	85,504
Operating lease liabilities	1,097	3,354
Other noncurrent liabilities	456	—
Total liabilities	1,235,213	1,417,587
Commitments and contingencies (Note 11)
Shareholders’ equity
Preferred stock, $0.0001 par value, 1,000,000 shares authorized:
Series A: No shares issued and outstanding at September 30, 2020 and 1 share issued and outstanding at December 31, 2019	—	—
Common stock, $0.0001 par value, 620,000,000 shares authorized:
Class A: 290,104,427 shares issued and 278,317,272 shares outstanding at September 30, 2020 and 280,650,341 shares issued and 275,811,346 shares outstanding at December 31, 2019	29	28
Class C (Convertible): No shares issued and outstanding at September 30, 2020 and 1,034,119 shares issued and outstanding at December 31, 2019	—	—
Additional paid-in capital	2,999,640	2,975,756
Retained earnings (accumulated deficit)	(311,846)	282,336
Total shareholders’ equity	2,687,823	3,258,120
Noncontrolling interest	—	12,581
Total equity	2,687,823	3,270,701
TOTAL LIABILITIES AND EQUITY	$3,923,036	$4,688,288

Centennial Resource Development, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(596,544)	$6,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	283,722	321,392
Stock-based compensation expense	16,164	21,351
Impairment and abandonment expense	650,629	42,427
Deferred tax expense (benefit)	(85,124)	5,058
Net (gain) loss on sale of long-lived assets	(388)	15
Non-cash portion of derivative (gain) loss	(1,103)	14
Amortization of debt issuance costs and discount	4,112	2,070
Gain on exchange of debt	(143,443)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	48,139	(47,771)
(Increase) decrease in prepaid and other assets	(2,825)	(995)
Increase (decrease) in accounts payable and other liabilities	(43,107)	34,562
Net cash provided by operating activities	130,232	384,875
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(7,689)	(73,346)
Drilling and development capital expenditures	(300,660)	(644,945)
Purchases of other property and equipment	(1,035)	(8,207)
Proceeds from sales of oil and natural gas properties	1,375	28,378
Net cash used in investing activities	(308,009)	(698,120)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	490,000	345,000
Repayment of borrowings under revolving credit facility	(310,000)	(525,000)
Proceeds from issuance of senior notes	—	496,175
Debt exchange and debt issuance costs	(6,650)	(7,200)
Restricted stock used for tax withholdings	(598)	(911)
Net cash provided by financing activities	172,752	308,064
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,025)	(5,181)
Cash, cash equivalents and restricted cash, beginning of period	15,543	21,422
Cash, cash equivalents and restricted cash, end of period	$10,518	$16,241

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Nine Months Ended September 30,
	2020	2019
Cash and cash equivalents	$5,177	$10,933
Restricted cash	5,341	5,308
Total cash, cash equivalents and restricted cash	$10,518	$16,241

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income before interest expense, income taxes, depreciation, depletion and amortization, exploration and other expenses, impairment and abandonment expenses, non-cash gains or losses on derivatives, stock-based compensation, gain on exchange of debt, gains and losses from the sale of assets, transaction costs and nonrecurring workforce reduction severance payments. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, our most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Adjusted EBITDAX reconciliation to net income:
Net income (loss) attributable to Class A Common Stock	$(51,529)	$(3,585)	$(594,182)	$6,180
Net income (loss) attributable to noncontrolling interest	—	(128)	(2,362)	572
Interest expense	17,718	15,246	51,510	39,843
Income tax expense (benefit)	—	1,393	(85,124)	5,058
Depreciation, depletion and amortization	89,444	112,720	283,722	321,392
Impairment and abandonment expenses	19,904	6,745	650,629	42,427
Gain on exchange of debt	—	—	(143,443)	—
Non-cash derivative (gain) loss	(32,518)	(9,740)	(1,103)	14
Stock-based compensation expense	4,772	7,357	14,934	19,317
Exploration and other expenses	2,670	2,869	10,730	9,246
Workforce reduction severance payments	582	—	3,466	—
Transaction costs	—	—	476	—
(Gain) loss on sale of long-lived assets	(145)	22	(388)	15
Adjusted EBITDAX	$50,898	$132,899	$188,865	$444,064

Free Cash Flow (Deficit)
Free cash flow (deficit) is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define free cash flow (deficit) as net cash provided by operating activities before changes in working capital, less incurred capital expenditures.
Our management believes free cash flow (deficit) is a useful indicator of the Company’s ability to internally fund its exploration and development activities and to service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. The Company believes that this measure, as so adjusted, presents a meaningful indicator of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computations of free cash flow (deficit) may not be comparable to other similarly titled measures of other companies. Free cash flow (deficit) should not be considered as an alternative to, or more meaningful than, cash provided by operating activities as determined in accordance with GAAP or as indicator of our operating performance or liquidity.
Free cash flow (deficit) is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of free cash flow (deficit) to net cash provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended September 30,
(in thousands)	2020	2019
Net cash provided by operating activities	$45,729	$104,681
Changes in working capital:
Accounts receivable	(12,074)	25,020
Prepaid and other assets	2,866	841
Accounts payable and other liabilities	(4,559)	(14,222)
Discretionary cash flow	31,962	116,320
Less: total capital expenditures incurred	(21,500)	(212,100)
Free cash flow (deficit)	$10,462	$(95,780)

Net Debt / Book Capitalization Ratio
Net debt / book capitalization ratio is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define net debt / book capitalization ratio as net debt divided by book capitalization (non-GAAP). Net debt is defined as long-term debt, net, plus unamortized debt discount and issuance costs on Senior Notes minus cash and cash equivalents. Book capitalization (non-GAAP) is defined as long-term debt, net, plus unamortized debt discount and debt issuance costs on Senior Notes, plus total equity. Net debt / book capitalization ratio is not a measure calculated in accordance with GAAP.
Our management believes net debt / book capitalization ratio is useful as it allows them to more effectively evaluate our capital structure and liquidity and compare the results against our peers. Net debt / book capitalization ratio should not be considered as an alternative to, or more meaningful than, debt / book capitalization (GAAP) as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our computations of net debt / book capital ratio may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of our net debt / book capitalization ratio to our most directly comparable financial measure calculated and presented in accordance with GAAP:

(in thousands)	September 30, 2020	December 31, 2019
Total equity	$2,687,823	$3,270,701

Long-term debt, net	1,092,241	1,057,389
Unamortized debt discount and debt issuance costs on Senior Notes	35,631	17,611
Long-term debt	1,127,872	1,075,000
Less: cash and cash equivalents	(5,177)	(10,223)
Net debt (non-GAAP)	1,122,695	1,064,777

Book capitalization (GAAP)(1)	$3,780,064	$4,328,090

Book capitalization (non-GAAP)(2)	$3,815,695	$4,345,701

Debt / book capitalization (GAAP)(3)	29%	24%

Net debt / book capitalization (non-GAAP)(4)	29%	25%

(1)    Book capitalization (GAAP) is calculated as total equity plus long-term debt, net.
(2)     Book capitalization (non-GAAP) is calculated as total equity plus long-term debt.
(3)    Debt / book capitalization (GAAP) is calculated as long-term debt, net divided by book capitalization (GAAP).
(4)     Net debt / book capitalization (non-GAAP) is calculated as net debt (non-GAAP) divided by book capitalization (non-GAAP).

The following table summarizes the approximate volumes and average contract prices of swap contracts the Company had in place as of September 30, 2020 and additional contracts entered into through October 31, 2020:

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Fixed Price ($/Bbl)(1)
Crude oil swaps
NYMEX WTI	October 2020 - December 2020	1,196,000	13,000	$38.89
	January 2021 - March 2021	810,000	9,000	41.81
	April 2021 - June 2021	273,000	3,000	42.89
	July 2021 - September 2021	92,000	1,000	45.53
	October 2021 - December 2021	92,000	1,000	45.65

ICE Brent	January 2021 - March 2021	270,000	3,000	$46.85
	April 2021 - June 2021	182,000	2,000	48.01
	July 2021 - September 2021	184,000	2,000	48.25
	October 2021 - December 2021	184,000	2,000	48.50

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Differential ($/Bbl)(2)
Crude oil basis swaps	October 2020 - December 2020	1,196,000	13,000	$0.51
	January 2021 - March 2021	810,000	9,000	0.01
	April 2021 - June 2021	91,000	1,000	0.25
	July 2021 - September 2021	92,000	1,000	0.20
	October 2021 - December 2021	92,000	1,000	0.20

	Period	Volume (Bbls)	Volume (Bbls/d)	Weighted Average Collar Price Ranges ($/Bbl)(3)
Crude oil collars	October 2020 - December 2020	276,000	3,000	$39.33 - $45.02

(1)    These crude oil swap transactions are settled based on the NYMEX WTI or ICE Brent oil price on each trading day within the contracted monthly settlement period.
(2) These oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable settlement period.
(3) These crude oil collars are settled based on the NYMEX WTI price on each trading day within the specified monthly settlement period and establish floor and ceiling prices for the contractual volumes.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Fixed Price ($/MMBtu)(1)
Natural gas swaps	October 2020 - December 2020	3,370,000	36,630	$2.65
	January 2021 - March 2021	5,400,000	60,000	2.91
	April 2021 - June 2021	3,640,000	40,000	2.89
	July 2021 - September 2021	3,680,000	40,000	2.89
	October 2021 - December 2021	3,680,000	40,000	2.95

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Differential ($/MMBtu)(2)
Natural gas basis swaps	October 2020 - December 2020	930,000	10,109	$(1.62)
	January 2021 - March 2021	1,800,000	20,000	(0.30)
	April 2021 - June 2021	3,640,000	40,000	(0.30)
	July 2021 - September 2021	3,680,000	40,000	(0.30)
	October 2021 - December 2021	3,680,000	40,000	(0.28)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Weighted Average Collar Price Ranges ($/MMBtu)(3)
Natural gas collars	October 2020 - December 2020	1,220,000	13,261	$2.90 - $3.64
	January 2021 - March 2021	1,800,000	20,000	$2.90 - $3.64

(1) These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the contracted monthly settlement period.
(2) These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable settlement period.
(3) These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period and establish floor and ceiling prices for the contractual volumes.